UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2009

AmerInst Insurance Group, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	000-28249	98-0207447
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Cedar Management Limited

25 Church Street, Continental Building

P.O. Box HM 1601, Hamilton, Bermuda HMGX

(Address of Principal Executive Office) (Zip Code)

(441) 296-3973

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 24, 2007, AmerInst Professional Services, Limited (“APSL”), a Delaware corporation and wholly-owned subsidiary of AmerInst Mezco, Ltd. which is a wholly-owned subsidiary of AmerInst Insurance Group, Ltd. (“AmerInst”), entered into an employment agreement (the “Employment Agreement”) with F. Kyle Nieman III (“Nieman”) with an initial term ending December 31, 2011 (with automatic one-year renewals) pursuant to which Nieman will serve as President and Chief Executive Officer of APSL. The material terms of the Employment Agreement include the following:

•

Nieman’s annual base salary during the initial term of the Employment Agreement will be no less than $250,000. Nieman will be eligible to receive annual bonuses calculated as a percentage of annual salary based on the profitability of APSL subject to meeting or exceeding certain revenue targets, profitable operations of AmerInst Insurance Company, Ltd. (“AMIC Ltd.”), a Bermuda company and wholly-owned subsidiary of AmerInst, and a combined ratio of AMIC Ltd. as respects its reinsurance of the policies solicited and underwritten by APSL not exceeding certain targets. If APSL’s actual profitability exceeds annual profitability targets, Nieman’s bonus will be his base salary times the percentage that actual profitability exceeds the target profitability up to a maximum of 100% of Nieman’s annual base salary. Nieman will also be entitled to full participation in all benefits plans and programs for which APSL’s senior officers are or shall become eligible.

•

After the first full calendar year of operations and contingent upon Nieman qualifying for a bonus, Nieman will be eligible to receive options to purchase shares of AmerInst common stock (“Common Stock”) over a five year time period at the current value of the Common Stock as of the date each option is granted;

•

Effective January 1, 2010, APSL will create an account on behalf of Nieman comprised of a number of phantom shares of Common Stock calculated as $1,500,000 divided by the current value of a share of Common Stock at December 31, 2009. The phantom shares will be eligible for phantom dividends at the same rate paid on regular shares of Common Stock. The phantom dividends may be used only to purchase additional phantom shares. The purchase price of the phantom shares will be the then current value of the Common Stock. Nieman’s interest in the phantom shares initially deposited in the account and any shares purchased with phantom dividends prior to January 1, 2015 will vest on January 1, 2015. However, such phantom shares will vest immediately if (i) the Employment Agreement is terminated by APSL at the end of the initial term or any renewal thereof, (ii) Nieman is terminated by APSL other than for cause, (iii) there is a material diminishment by APSL of Nieman’s duties as president and chief executive officer of APSL, (iv) there is a significant reduction by APSL of Nieman’s annual compensation or benefits, or (v) there is a change-of-control of APSL other than a transaction between AmerInst and any of its affiliates or subsidiaries. Any phantom shares purchased by phantom dividends on or after January 1, 2015 will vest immediately. The proceeds of the phantom shares less the initial value of $1,500,000 are to be paid in cash to Nieman at age 65, if retired, or within 60 days in the event of his death or permanent disability. If Nieman is terminated other than for cause, the value of the phantom shares, less the initial value of $1,500,000, is to be paid in cash at termination. If Nieman resigns or is terminated for cause, the value of the phantom shares, if vested, less the initial value of $1,500,000, is to be paid in cash in five equal annual installments on the anniversaries of the date of termination or resignation. If there is a change in control of APSL, other than a transaction between AmerInst and any of its affiliates or subsidiaries, Nieman will have the right to receive the proceeds immediately. In the event of a sale or merger of AmerInst, for each share of phantom stock held, Nieman will be paid the per share value used in the sale or the merger;

•

If APSL terminates Nieman other than for “cause,” Nieman is entitled to receive six months’ compensation, less all applicable and usual deductions. However, if revenue goals for the annual period preceding termination are met, Nieman is entitled to receive one year’s annual compensation, less all applicable and usual deductions;

•

If Nieman terminates his employment with APSL, APSL has no further obligations to Nieman, including with respect to the payment of annual compensation, benefits or any other sums other than as described in the bullet above, except those imposed by the terms of any plans under which Nieman was receiving any benefits or as otherwise provided by law and the vested portion of his phantom shares, the proceeds of which will be paid to Nieman in five equal annual installments, the first of which would be paid 30 days after the effective date of the termination. However, Nieman would be entitled to all rights and benefits under the terms of this Employment Agreement in the event that APSL materially diminishes his duties as President and Chief Executive Officer or significantly reduces his annual compensation or benefits; and

•

If Nieman terminates his employment with APSL under circumstances other than those where APSL has materially diminished his duties, during the 24-month time period immediately following such termination Nieman may not work in the State of Illinois in a managerial or executive capacity for any insurance business that is or could be competitive with APSL. In addition, during that same 24-month time period, Nieman may not solicit any then current employees of APSL to work for any insurance business by which he is then employed or in which he otherwise holds an ownership interest.

The above description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which AmerInst expects to file as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERINST INSURANCE GROUP, LTD.

By:	/S/ IRVIN F. DIAMOND
Irvin F. Diamond Chairman of the Board

Date: December 1, 2009